Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-174076, 333-188847, 333-188849, 333-182505, 333-181589, 333-195260 and 333199517), Form S-3MEF (No. 333-185526) and Form S-8 (No. 333-151154, 333-153847, 333-175763, 333-174819, 333-183300, 333-182578 and 333-190540) of our report dated March 3, 2015, relating to the consolidated financial statements of Galena Biopharma, Inc., and the effectiveness of internal control over financial reporting of Galena Biopharma, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Moss Adams

Portland, Oregon
March 5, 2015